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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use in this Registration Statement on Form SB-2 of our report dated June 25, 1999, February 16, 2000 as to Note 9, relating to the March 31, 1999 and period May 1, 1999 (inception) to March 31, 1998 consolidated financial statements of iGeniSys, Inc., and to the reference to our Firm under the caption "Experts" in the Prospectus.


GELFOND HOCHSTADT PANGBURN, P.C.

Denver, Colorado

February 18, 2000